                                  SCHEDULE 13G

                                 (RULE 13d-102)

           Information to be Included in Statements Filed Pursuant to
                Rule 13d-1(b), (c) and (d) and Amendments Thereto
                          Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                                 Stratasys, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   862685 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


             (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       / / Rule 13d-1(b)

       / / Rule 13d-1(c)

       / / Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 862685 10 4                13G                       Page 2 of 6 Pages

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1)       Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

         Ralph E. Crump
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group               (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization

         United States of America
--------------------------------------------------------------------------------
                             5)       Sole Voting Power

                                      169,165
                             ---------------------------------------------------
Number of                    6)       Shared Voting Power
Shares
Beneficially                          0
                             ---------------------------------------------------
Owned by                     7)       Sole Dispositive Power
Each
Reporting                             169,165
                             ---------------------------------------------------
Person With                  8)       Shared Dispositive Power

                                      0
                             ---------------------------------------------------

9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         323,330
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares   / /

--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9)

         6.1 %
--------------------------------------------------------------------------------
12)      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

CUSIP NO. 862685 10 4                13G                       Page 3 of 6 Pages

--------------------------------------------------------------------------------
1)       Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

         Marjorie L. Crump
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group               (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization

         United States of America
--------------------------------------------------------------------------------
                             5)       Sole Voting Power

                                      154,165
                             ---------------------------------------------------
Number of                    6)       Shared Voting Power
Shares
Beneficially                          0
                             ---------------------------------------------------
Owned by                     7)       Sole Dispositive Power
Each
Reporting                             154,165
                             ---------------------------------------------------
Person With                  8)       Shared Dispositive Power

                                      0
                             ---------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         323,330
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares   / /

--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9)

         6.1%
12)      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

                                Page 3 of 6 Pages

ITEM 1(A)     Name of Issuer:

              Stratasys, Inc.


ITEM 1(B)     Address of Issuer's Principal Executive Offices:

              14950 Martin Drive, Eden Prairie, Minnesota 55344


ITEM 2(A)     Name of Person Filing:

              Ralph E. Crump


ITEM 2(B)     Address of Principal Business Office or, if None, Residence:

              28 Twisted Oak Circle, Trumbull, CT 06611


ITEM 2(C)     Citizenship:

              United States


ITEM 2(D)     Title of Class of Securities:

              Common stock, par value $0.01 per share


ITEM 2(E)     CUSIP Number:

              862685 10 4


ITEM 3.       Not applicable.

ITEM 4.       OWNERSHIP.

              (a) Mr. Crump beneficially owns directly 154,165 shares of the Issuer's common stock. These shares are owned of record by Mr. Crump and are shares for which he has sole voting and dispositive power. In addition, Mr. Crump is deemed to own 15,000 shares of common stock underlying presently-exercisable options. Mr. Crump disclaims beneficial ownership of 154,165 shares of common stock beneficially owned by his wife, Marjorie L. Crump, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 13 or for any purpose.

              (b) At the date of this statement, Mr. Crump may be deemed to own approximately 6.1% of the Issuer's total common stock outstanding.

              (c)    Reference is made to Numbers 5-8 of the Cover Sheet.


                                Page 4 of 6 Pages

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.      CERTIFICATION.

              Not applicable.


                                Page 5 of 6 Pages

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             February 14, 2003
                           -----------------------------------------------------
                                                   (Date)


                                            /s/ Ralph E. Crump
                           -----------------------------------------------------
                                                 (Signature)


                                               Ralph E. Crump
                           -----------------------------------------------------
                                              (Name and Title)



                                             February 14, 2003
                           -----------------------------------------------------
                                                   (Date)


                                           /s/ Marjorie L. Crump
                           -----------------------------------------------------
                                                 (Signature)


                                              Marjorie L. Crump
                           -----------------------------------------------------
                                              (Name and Title)



                                Page 6 of 6 Pages